Exhibit 5

October 2, 2007

Uni-Pixel, Inc.

8708 Technology Forest Place

Suite 100

The Woodlands, Texas 77387

Gentlemen:

We have acted as counsel for Uni-Pixel, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 2,000,000 shares and 4,000,000 shares (the “Shares”) of the Common Stock of the Company, $.001 par value per share (the “Common Stock”), pursuant to the terms of the Uni-Pixel, Inc. 2005 Stock Incentive Plan and the Uni-Pixel, Inc. 2007 Stock Incentive Plan (the “Plans”), respectively.

Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued upon the terms described in the Plans, will be validly issued and outstanding, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

JONES, WALKER, WAECHTER,
POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By:	/s/ Scott D. Chenevert
Scott D. Chenevert, Partner